Exhibit 99.1

                 TYCO INCREASES EQUITY INTEREST IN FIBERCORE



CHARLTON, Mass.--(BUSINESS WIRE)--Sept. 8, 2000--FiberCore, Inc. (OTC BB:FBCE
- NEWS)

FiberCore, a leading manufacturer of optical fiber and preform for the telecommunication and data communications markets, with production facilities in Jena, Germany and Campinas, Brazil today announced that Tyco International Ltd., through a wholly-owned subsidiary, invested $9 million in exchange for 1,352,375 shares of its common stock. FiberCore will use the proceeds to repay obligations in connection with its recent purchase of Xtal from Algar S.A.

"With this investment, Tyco owns over 11.6 million shares or about 22% of our outstanding shares," said Dr. Aslami, President and CEO of FiberCore, Inc. "Needless to say, we are very pleased with Tyco's continuing interest in our company, as we look forward to a mutually rewarding relationship." For more information about the company, its products, or shareholder information please visit our Website at: WWW.FIBERCOREUSA.COM or contact us at: Phone - (508) 248-3900 or by FAX - (508) 248-5588 or E-Mail
FIBERCORE@AOL.COM

Except for the historical matters discussed above, the statements in this press release are forward looking and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain general economic and business conditions; loss of market share through competition; introduction of competing products by other companies; changes in industry capacity; pressure on prices from competition or from purchasers of the Company's products; availability of qualified personnel; ability to obtain required financing; dependence on a limited number of suppliers; the loss of any significant customers; and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

     FiberCore, Inc.
     Charles DeLuca
     508-248-3900
     FBCE2CDL@AOL.COM